Exhibit 99.1

Media Contact:
Jason Merrill
314-365-7125
Jason.Merrill@SpireEnergy.com

For Immediate Release

Spire STL Pipeline files

Temporary Emergency Certificate Application with

Federal Energy Regulatory Commission

Commission approval critical to keep STL Pipeline in service this winter,

ensuring a reliable energy supply for the greater St. Louis region

ST. LOUIS (July 26, 2021) – Today, the Spire STL Pipeline filed a Temporary Emergency Certificate Application with the Federal Energy Regulatory Commission (FERC) for the urgent need to keep the STL Pipeline in service ahead of this winter.

“The Spire STL Pipeline has become a significant source of natural gas supply for the St. Louis metropolitan area, and if STL Pipeline is shut down now, access to natural gas supply cannot be replaced based on current market conditions,” says Scott Smith, president of the Spire STL Pipeline. “Losing the STL Pipeline would have a detrimental impact on the health and safety, property and economic prosperity of the St. Louis region.”

The temporary certificate filing comes after a June 22 decision by the U.S. Court of Appeals for the District of Columbia Circuit (DC Circuit) which vacated the STL Pipeline’s FERC authorization and remanded it back to the agency for further review. STL Pipeline followed applicable precedent, laws and regulations set forth by the FERC and received authorization to build and operate the pipeline in 2018 following a thorough and rigorous regulatory review. Since becoming fully operational in 2019, the STL Pipeline has proved to be a critical source of energy supply for more than 650,000 homes and businesses in the greater St. Louis region.

While the Court decision was against the FERC, the ruling has significant implications for
Spire Missouri customers throughout the St. Louis region. If the STL Pipeline is not in service this winter, Spire Missouri customers may see serious service disruptions during extreme cold weather periods. For example, Spire Missouri estimates that without the STL Pipeline:

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Approximately 175,000-400,000 Spire Missouri residential and commercial customers may be without gas service to heat homes and water, cook food and fuel industry, based on modeled extreme cold weather planning scenarios.

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Spire Missouri customers will begin to lose service at an average daily temperature of 9 degrees Fahrenheit, and without access to gas storage reserves, customers will begin to lose service as warm as 38 degrees Fahrenheit.

•	The widespread impact of mass gas service outage during the winter could result in loss of life and property similar to that seen in Texas during Winter Storm Uri in February 2021.

The STL Pipeline’s request for a temporary certificate is to prevent immediate threat to human needs and the potential emergency to the greater St. Louis region if the pipeline is shut down this winter.

“The Spire STL Pipeline is committed to fully cooperating with the FERC and providing the Commission information needed to complete its review. We are confident that when people have an opportunity to review the proven benefits of the STL Pipeline they will agree that there is a critical need for this infrastructure to ensure continued access to reliable, affordable energy for homes and businesses in the greater St. Louis region,” says Smith.

For more information about the Spire STL Pipeline, visit spireenergy.com/spire-stl-pipeline.

About Spire STL Pipeline
Spire STL Pipeline is a 65-mile pipeline that interconnects with Rockies Express Pipeline, MoGas Pipeline, and Enable Missouri River Transmission Pipeline to bring a new supply of competitively priced and more-secure natural gas to the St. Louis region from the Rockies and the Appalachian Basin, the largest gas producing basin in America.

About Spire
At Spire Inc. (NYSE: SR), we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing, Spire STL Pipeline and Spire Storage. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

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